EXHIBIT 24

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report, dated May 22, 2003, on the Financial Statements of Midwest Banc Holdings, Inc. 401(k) Plan and Trust (“the Plan”) as of December 31, 2002, which is included in this Annual Report on Form 11-K for the year ended December 31, 2003 into Midwest Banc Holdings, Inc.’s Registration Statement on Form S-8 for the Plan.

Crowe Chizek and Company LLC

Oak Brook, Illinois
June 28, 2004